Exhibit 21

Subsidiaries of JMP Group LLC

Name	Jurisdiction of Incorporation or Organization
JMP Group Inc.	Delaware
JMP Investment Holdings LLC	Delaware
JMP Holding LLC	Delaware
JMP Securities LLC	Delaware
Harvest Capital Strategies LLC	Delaware
JMP Capital LLC	Delaware
JMP Credit Corporation	Delaware
JMP Credit Advisors LLC	Delaware
HCAP Advisors LLC	Delaware
JMP Asset Management LLC JMP Asset Management Inc. JMP Realty Trust Inc.	Delaware Delaware Maryland
Harvest Capital Strategies Capital Interests LLC Harvest Capital Strategies Holdings LLC Harvest Agriculture Select GP LLC Harvest Small Cap Partners GP LLC HCS Strategic Investments LLC	Delaware Delaware Delaware Delaware Delaware
Harvest Growth Capital Manager LLC	Delaware
JMP Realty I LLC	Delaware
JMP Capital Managing Member LLC	Delaware